Exhibit 4.2

Execution Version

SECOND AMENDMENT TO

LOAN AND SERVICING AGREEMENT

(NewStar Warehouse Funding I LLC)

THIS SECOND AMENDMENT TO LOAN AND SERVICING AGREEMENT, dated as of April 14, 2017 (this “Amendment”), is entered into by and among NEWSTAR WAREHOUSE FUNDING I LLC, as the Borrower (the “Borrower”), NEWSTAR FINANCIAL, INC., as the Originator and the Collateral Manager, the Lenders identified on the signature pages hereto and CITIBANK, N.A., as the Administrative Agent (in such capacity, the “Administrative Agent”).

R E C I T A L S

WHEREAS, the above-named parties have entered into that certain Loan and Servicing Agreement, dated as of May 5, 2015 (as amended, the “Agreement”), by and among the Borrower, the Originator, the Collateral Manager, each of the Lenders from time to time party thereto, the Administrative Agent and U.S. Bank National Association, as the Trustee and the Custodian;

WHEREAS, pursuant to and in accordance with Section 13.1 of the Agreement, the parties hereto desire to amend the Agreement in certain respects as provided herein;

NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

Each capitalized term used but not defined herein has the meaning ascribed thereto in the Agreement.

SECTION 2. Amendments.

(a)Clauses (a)(i) and (b)(i) of the definition of “Asset Value” in Section 1.1 of the Agreement are each amended by inserting the phrase “or is otherwise a MTM Broadly Syndicated Loan” immediately after the phrase “for any Loan that is a Broadly Syndicated Loan that has bid-side quotes meeting the Minimum Depth” where it appears therein.

(b)Clause (aa) of the definition of “Eligible Loan” in Section 1.1 of the Agreement is amended and restated as follows:

“(aa) except in the case of any Broadly Syndicated Loan, such Loan (i) was originated and underwritten, or purchased and re-underwritten, by the Originator including, without limitation, the completion of a due diligence audit and collateral assessment, (ii) is fully documented, and (iii) is being serviced by the Collateral Manager, in each case in accordance with the Credit and Collection Policy and the Collateral Management Standard;”

(c)Clauses (b), (c), (d), (e) and (v) of the definition of “Loan Tape” in Section 1.1 of the Agreement are each amended and restated in their entirety as follows:

“(b) except in the case of any Broadly Syndicated Loan which is included in the Collateral for fewer than 90 days (or otherwise if requested by the Administrative Agent due to a Lender’s compliance, regulatory or other internal requirements), calculation of the Senior Net Leverage Ratio as of the applicable Cut-Off Date for such Loan and for the most recent Relevant Test Period;”

“(c) except in the case of any Broadly Syndicated Loan which is included in the Collateral for fewer than 90 days (or otherwise if requested by the Administrative Agent due to a Lender’s compliance, regulatory or other internal requirements), calculation of the Total Net Leverage Ratio as of the applicable Cut-Off Date for such Loan and for the most recent Relevant Test Period;”

“(d) except in the case of any Broadly Syndicated Loan which is included in the Collateral for fewer than 90 days (or otherwise if requested by the Administrative Agent due to a Lender’s compliance, regulatory or other internal requirements), calculation of the Interest Coverage Ratio as of the applicable Cut-Off Date for such Loan and for the most recent Relevant Test Period;”

“(e) except in the case of any Broadly Syndicated Loan which is included in the Collateral for fewer than 90 days (or otherwise if requested by the Administrative Agent due to a Lender’s compliance, regulatory or other internal requirements), trailing twelve month EBITDA;”

“(v) except in the case of any Broadly Syndicated Loan which is included in the Collateral for fewer than 90 days (or otherwise if requested by the Administrative Agent due to a Lender’s compliance, regulatory or other internal requirements), NewStar risk rating;”

(d)The  definition  of  “Required  Loan  Documents”  in  Section  1.1  of  the  Agreement  is amended and restated in its entirety as follows:

““Required Loan Documents”: For each Loan, originals (except as otherwise indicated) of the following documents or instruments:

(a)(i) other than in the case of a Noteless Loan, the original or, if accompanied by a “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Trustee for the benefit of the Secured Parties (and evidencing an unbroken chain of endorsements from the prior holder thereof evidenced in the chain of endorsements to the Trustee for the benefit of the Secured Parties), with any such endorsement to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee”, and (ii) in the case of a Noteless Loan, (x) a copy of each Transfer Document, and (y) a copy of the related credit agreement, note purchase agreement or sale and servicing agreement (or equivalent agreement as identified on the Loan Checklist), as applicable, together with (except in the case of any Broadly Syndicated Loan), to the extent in the possession of the Originator or reasonably available to the Originator, copies of all other documents and instruments described in clauses (b) and (c) hereof with respect to such Noteless Loan;

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(b)except in the case of any Broadly Syndicated Loan, originals or copies of each of the following, to the extent applicable to the related Loan: any related loan agreement, credit agreement, note purchase agreement, security agreement, mortgage, sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(c)with respect to any Loan originated by the Originator (other than any Broadly Syndicated Loan), either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Trustee as total assignee or showing the Obligor, as debtor and the Originator as secured party and each with evidence of filing thereon, together with (except for Agented Loans) a copy of each intervening UCC-2 or UCC-3 financing statement showing a complete chain of assignment from the secured party named in such UCC-1 Financing Statement to the Trustee with evidence of filing thereon disclosing the assignment to the Trustee or the Originator of the security interest in the personal property securing the Loan or (ii) copies of any such financing statements certified by the Collateral Manager to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing; and

(d)in the case of any Broadly Syndicated Loan, a trade confirmation and funding memorandum.”

(e)Section  1.1  of  the  Agreement  is  amended  by  inserting  the  following  definition  in appropriate alphabetical order:

““MTM Broadly Syndicated Loan” means a Broadly Syndicated Loan that the Administrative Agent determines, in its discretion, at the time of its acquisition by the Borrower, to have sufficient bid-depth or other characteristics to be treated the same as a Broadly Syndicated Loan with a Minimum Depth for purposes of the definition of Asset Value.”

(f)Section 6.13(g) of the Agreement is amended and restated in its entirety as follows:

“(g) Obligor Financial Statements; Valuation Reports; Other Reports. The Collateral Manager will deliver to the Administrative Agent with respect to each Obligor, except in the case of any Broadly Syndicated Loan which is included in the Collateral for fewer than 90 days (unless otherwise requested by the Administrative Agent due to a Lender’s compliance, regulatory or other internal requirements), and otherwise if requested by the Administrative Agent and to the extent available to the Collateral Manager (on behalf of the Borrower) (either pursuant to the Underlying Instruments or using commercially reasonable efforts to obtain the same), to the extent received by the Borrower and/or the Collateral Manager pursuant to the Underlying Instruments, (i) the complete financial reporting package with respect to such Obligor and with respect to each Loan for such Obligor (including (x) any covenant compliance certificates with respect to such Obligor and with respect to each Loan for such Obligor and (y) the annual audited financial statements with respect to each Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Underlying Instruments) after the end of each such month or such Obligor’s fiscal quarters, as applicable (excluding the last month or fiscal quarter, as applicable, of each such Obligor’s fiscal year), and within 90 days (or such longer period as specified in the

Second Amendment to Loan and Servicing Agreement

Underlying Instruments) after the end of each such Obligor’s fiscal year, (ii) to the extent available to the Borrower and/or the Collateral Manager pursuant to the Underlying Instruments, promptly following the date the Borrower acquires an Eligible Loan, audited financial statements of the related Obligor for the three year period most recently ended with respect to the related Obligor and (iii) a quarterly “tear sheet” prepared by the Collateral Manager with respect to such Obligor and with respect to each Loan for such Obligor, which delivery shall be made within ten (10) Business Days following the Collateral Manager’s completion of such update. The Collateral Manager will promptly deliver to the Administrative Agent, upon reasonable request and to the extent received by the Borrower and/or the Collateral Manager, all other documents and information required to be delivered by Obligors to the Borrower with respect to any Loan included in the Collateral.”

(g)Section  6.18(p)  of  the  Agreement  is  amended  by  replacing  the  reference  to  “Peter Schmidt-Fellner” where it appears therein with “Pat McAuliffe”.

(h)Schedule VII to the Agreement is amended and restated in its entirety in the form attached hereto as Annex A.

(i)Schedule VIII to the Agreement is amended and restated in its entirety in the form attached hereto as Annex B.

SECTION 3. Agreement in Full Force and Effect as Amended.

Except as specifically amended hereby, all provisions of the Agreement shall remain in full force and effect. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as expressly set forth herein and shall not constitute a novation of the Agreement. All references in the Transaction Documents to the Agreement shall be deemed to be references to the Agreement as amended hereby.

SECTION 4. Representations and Warranties.

Each of the Borrower and the Collateral Manager hereby represents and warrants as of the date of this Amendment as follows:

(a)this Amendment has been duly executed and delivered by it;

(b)this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;

(c)there is no Event of Default, Unmatured Event of Default, or Collateral Manager Default that is continuing or would result from entering into this Amendment; and

(d)in the case of the Borrower, the representations and warranties of the Borrower set forth in Sections 4.1 and 4.2 of the Agreement, and in the case of the Collateral Manager, the representations and warranties of the Collateral Manager set forth in Section 4.3 of the Agreement, are true and correct in all material respects as of the date hereof (except those that expressly relate to an earlier date).

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SECTION 5. Conditions to Effectiveness.

The effectiveness of this Amendment is subject to receipt by the Administrative Agent of executed counterparts (or other evidence of execution, including facsimile signatures, satisfactory to the Administrative Agent) of this (i) Amendment and (ii) an amendment to the Fee Letter, in form and substance satisfactory to the Administrative Agent.

SECTION 6. Miscellaneous.

(a)This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

(b)The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(c)This Amendment may not be amended or otherwise modified except as provided in the Agreement.

(d)The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment.

(e)Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(f)This Amendment represents the final agreement between the parties only with respect to the subject matter expressly covered hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.

(g)THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

Second Amendment to Loan and Servicing Agreement

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

THE BORROWER:	NEWSTAR WAREHOUSE FUNDING I LLC
	By:	NewStar Financial, Inc., its Designated Manager

	By:	/s/ JOHN KIRBY BRAY
	Name:	John Kirby Bray
	Title:	Chief Financial Officer

THE ORIGINATOR AND COLLATERAL MANAGER:	NEWSTAR FINANCIAL, INC.

	By:	/s/ JOHN KIRBY BRAY
	Name:	John Kirby Bray
	Title	Chief Financial Officer

[Signatures Continue on the Following Page]

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REVOLVING LENDERS:	CITIBANK, N.A.

	By:	/s/ WAYNE GEE
	Name:	Wayne Gee
	Title:	Vice President

THE ADMINISTRATIVE AGENT:	CITIBANK, N.A.

	By:	/s/ WAYNE GEE
	Name:	Wayne Gee
	Title:	Vice President

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ANNEX A

SCHEDULE VIII

To Loan and

Servicing Agreement

ASSET QUALITY MATRIX

	Minimum W.A.
		Minimum Diversity Score
Spread	21*	23	25	27	29	31	33	35

3.50	2450	2500	2550	2600	2650	2700	2750	2800
3.75	2550	2600	2650	2700	2750	2800	2850	2900
4.00	2650	2700	2750	2800	2850	2900	2950	3000
4.25	2750	2800	2850	2900	2950	3000	3050	3100
4.50	2950	3000	3050	3100	3150	3200	3250	3300
4.75	3150	3200	3250	3300	3350	3400	3450	3500
5.00	3340	3390	3440	3490	3540	3590	3640	3690
5.25	3530	3580	3630	3680	3730	3780	3830	3880
5.50	3720	3770	3820	3870	3920	3970	4020	4070
		Maximum Weighted Average Rating Factor

*

If at any time the Diversity Score is less than 21, then column 21 above shall apply.

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ANNEX B

SCHEDULE VIII

To Loan and

Servicing Agreement

CONCENTRATION LIMITS

As of any date of determination, the following limitations (as applied to the aggregate Adjusted Borrowing Value of the Eligible Loans owned (or, in relation to a proposed purchase of an Eligible Loan, proposed to be owned) by the Borrower, calculated as a percentage of the then applicable Concentration Test Amount; provided that for purposes of this definition, in determining the OLB of any Delayed Draw Term Loan or Revolving Loan, any unfunded commitments in respect of such Delayed Draw Term Loan or Revolving Loan shall be assumed to have been fully funded as of such date of determination):

(a)not more than 2.75% consists of obligations of any one Obligor (and Affiliates thereof), except that the Adjusted Borrowing Value of the Eligible Loans to the five (5) Obligors with the largest OLB may constitute (x) up to 3.50% each and (y) up to 5.0% each solely for the first 90 days after the related Cut-Off Date or, solely in the case of this clause (y), 0% in the event that the aggregate OLB is less than $200,000,000 at any time after the one-year anniversary of the Closing Date (or, if a Securitization shall have occurred, after the one-year anniversary of the most recent Securitization);

(b)not more than 12.00% consists of Eligible Loans with Obligors in any one Moody’s Industry Classification, except that Eligible Loans in up to one (1) Moody’s Industry Classification may constitute up to 17.50% and two (2) Moody’s Industry Classifications may each constitute up to 15.00%;

(c)not more than 15.00% consists of Loans (other than Broadly Syndicated Loans) whose Obligors have a Senior Net Leverage Ratio (determined on the related Cut-Off Date) that is greater than 4.50 to 1.00;

(d)not more than 10.00% consists of Uni-tranche Loans (other than Broadly Syndicated Loans) whose Obligors (i)(x) have an EBITDA (determined on the related Cut-Off Date) that is less than or equal to $25,000,000 and (y) have a Total Net Leverage Ratio (determined on the related Cut-Off Date) that is greater than 5.00 to 1.00 or (ii)(x) have an EBITDA (determined on the related Cut-Off Date) that is greater than $25,000,000 and (y) have a Total Net Leverage Ratio (determined on the related Cut-Off Date) that is greater than 6.00 to 1.00;

(e)not more than (i) 10.00% consists of Loans (other than Broadly Syndicated Loans) whose Obligors (x) have an EBITDA (determined on the related Cut-Off Date) that is greater than $25,000,000 and (y) have a Total Net Leverage Ratio (determined on the related Cut-Off Date) that is greater than 6.00 to 1.00 and (ii) 5.00% consists of Loans whose Obligors (x) have an EBITDA (determined on the related Cut-Off Date) that is less than or equal to $25,000,000 and (y) have a Total Net Leverage Ratio (determined on the related Cut-Off Date) that is greater than 5.25 to 1.00;

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(f)not more than 20.00% consists of Loans whose Obligors have an EBITDA (determined on the related Cut-Off Date) that is less than $15,000,000;

(g)not more than 12.50% consists of Loans whose Obligors have an EBITDA (determined on the related Cut-Off Date) that is less than $10,000,000;

(h)[reserved];

(i)not more than 10.00% consists of Second Lien Loans;

(j)not more than 15.00% consists of Caa/CCC Loans;

(k)not more than 5.00% consists of Current Pay Loans;

(l)not more than 5.00% consists of Fixed Rate Loans;

(m)not more than (i) 10.00% consists of Loans whose Obligors are organized or incorporated outside of the United States, (ii) 5.00% consists of Loans included in the Collateral whose Obligors are organized or incorporated in an Eligible Country, and (iii) 2.50% consists of Loans included in the Collateral whose Obligors are organized or incorporated in a Group II Country or Group III Country;

(n)not more than 10.00% consists of Delayed Draw Term Loans and Revolving Loans;

(o)not more than 5.00% consists of Participation Interests.

(p)not more than 15.00% consists of Loans included in the Collateral that are (x) bilateral or (y) not syndicated to lenders other than the Borrower or its Affiliates;

(q)not more than 0.00% consists of Covenant Lite Loans of Obligors whose EBITDA (determined on the Cut-Off Date) is less than $40,000,000;

(r)not more than 10.00% consists of First Lien Last Out Loans;

(s)not more than 5.00% consists of Second Lien Loans included in the Collateral that have an original term to maturity of eight (8) years;

(t)not more than (i) 15.00% consists of Loans that have a Moody’s Rating of “B3” pursuant to clause (a)(iii)(x) of the definition of Moody’s Derived Rating and (ii) 15.00% consists of Loans that have a Moody’s Rating of “Caa1” pursuant to clause (a)(iii)(y) of the definition of Moody’s Derived Rating;

(u)not more than 15.00% consists of Loans that have (x) a Moody’s Default Probability Rating derived from a credit estimate assigned by S&P pursuant to clause (a)(vi) of the definition of Moody’s Default Probability Rating or (y) a Moody’s Derived Rating (other than pursuant to clause (a)(iii) of the definition thereof);

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(v)not more than 15.00% consists of Loans that have Moody’s Rating which is determined through application of Moody’s RiskCalc;

(w)not more than 5.00% consists of DIP Loans;

(x)not more than 0.00% consists of Loans included in the Collateral primarily secured by real estate; and

(y)not more than 5.00% of Loans may be acquired for a Purchase Price of less than 90% of par.

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